Exhibit 10.39

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

FY 2015 EXECUTIVE INCENTIVE PLAN
The following is a summary of the operation of the Executive Incentive Plan (the “Plan”) established by Alpha and Omega Semiconductor Limited (the “Company”) for Fiscal Year 2015.

Participants
Executive officers and Vice Presidents.

Performance Bonus
Participants are eligible to receive a bonus based on the level of attainment of pre-specified corporate performance goals. The Company’s compensation committee establishes the performance goals to be attained.

Performance Goals
The corporate performance goals for Fiscal Year 2015 are revenue and non-GAAP operating income (after bonus payout). The amount of bonus earned is based 50% on revenue achieved and 50% on the non-GAAP operating income achieved. A minimum of 80% of the target goal for revenue and 70% for operating income goal must be achieved for payout under that goal; in addition, no bonus will be paid under either performance goal if a minimum of 70% of the operating income target is not achieved. As used herein, the term “non-GAAP operating income” means the Company’s operating income as determined in accordance with U.S. GAAP but excluding (i) share-based compensation expenses recorded under FASB ASC Topic 718; (ii) impairment of long-lived assets; (iii) non-recurring inventory write-down; (iv) acquisition cost; and (v) any other adjustment made to arrive at the Company’s non-GAAP operating income as presented in the Company filings with the Securities Exchange Commission, including any Item 2.02 disclosures on Form 8-K relating to the Company’s quarterly financial information.

Target Bonus Awards
The Company’s compensation committee establishes the bonuses payable based on the level of attainment of the corporate performance goals. The target bonuses for each named executive officer for Fiscal Year 2015 are as follows: Chief Executive Officer: 100% of base salary; Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and Vice President of Power Discrete Product Line: 60% of base salary. Based on level of performance attained and assuming the minimum performance goals are achieved by the Company, actual bonus payouts can range from 40% to 200% of base salary for the Chief Executive Officer; 20% to 120% of base salary for the Chief Financial officer, Chief Operating Officer, Chief Technology Officer and Vice President of Power Discrete Product Line.

Payment of Bonus
A portion of the bonus is payable following the end of the first 6 months of Fiscal Year 2015 based on achievement of performance goals for such semi-annual period. The bonus payable based on full-year performance is then reduced by the bonus amount paid with respect to such semi-annual period. In the event that Company performance declines in the second half of the year such that no annual bonus would be payable for the fiscal year based on fiscal year performance, the participant is not required to repay any bonus payment received based on the performance for the first 6 months of the fiscal year. The participant must remain in employment with the Company through the last day of the performance period to receive a bonus for that period.